EXHIBIT 10.1

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the "Agreement") is made and entered into by and between John M. Gavigan ("Executive") and First Financial Bancorp (the "Company"), effective as of the latest date set forth by the signatures of the parties hereto below (the "Effective Date").
RECITALS

1.
The Board of Directors of the Company (the "Board") recognizes that it is possible that the Company could terminate Executive's employment with the Company and from time to time the Company may consider the possibility of an acquisition by another company or other change in control transaction. The Board also recognizes that such considerations can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such a termination of employment or the occurrence of a Change in Control (as defined herein) of the Company.

2.
The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment with the Company and to motivate Executive to maximize the value of the Company for the benefit of its stockholders.

3.
The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive's termination of employment and with certain additional benefits following a Change in Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change in Control.

4.
The Company maintains a Key Management Severance Plan (“Severance Plan”), which provides for certain payments and/or benefits upon Executive's termination of employment in connection with a change in control (as defined in the Severance Plan).

5.	The Company and Executive wish to terminate any and all rights and obligations the Company and/or Executive had under the Severance Plan in exchange for this Agreement.

6.	Certain capitalized terms used in the Agreement are defined in Section 7 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the Company and Executive (each, the “Party,” and together, the “Parties”) hereto agree as follows:

1.
Term of Agreement. This Agreement will continue until April 30, 2016 (the “Initial Term”, unless sooner terminated pursuant to Section 4 of this Agreement. The term of this Agreement shall renew automatically for successive one-year periods after the Initial Term (the “Renewal Terms”) unless and until terminated by either the Company or Executive at the end of the Initial Term or Renewal Term, as applicable, upon not less than ninety (90) days’ prior written notice given by either Party prior to the end of the Initial Term or the Renewal Term, as applicable (it being understood that non-renewal of this Agreement shall not result in a termination of employment unless the Party providing such notice of non-renewal also specifies in such notice that Executive’s employment shall terminate at the expiration of the then-current term). The Initial Term and all Renewal Terms, if any, shall constitute the “Term,” unless sooner terminated pursuant to Section 4 of this Agreement. Notwithstanding the foregoing, in the event of the consummation of a “Change in Control” of the Company (as defined below), the Term shall be the one-year period following the consummation of such Change in Control; provided that the Agreement shall not automatically renew at the end of such Term following a Change in Control.

2.
Termination of Participation in the Company’s Key Management Severance Plan. The Parties agree that in executing this Agreement, Executive’s participation, if any, in the Company’s Key Management Severance Plan is terminated as of the Effective Date and any and all rights and obligations of the Company and/or Executive under the Key Management Severance Plan be and hereby are terminated and are of no further force and effect.

3.
At-Will Employment. The Company and Executive acknowledge that Executive's employment is and will continue to be at-will, as defined under applicable law. If Executive's employment terminates for any reason, including (without limitation) any termination of employment not set forth in Section 4, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses or pursuant to written agreements with the Company, including equity award agreements.

4.	Severance Benefits.

a)
Termination Without Cause and not in Connection with a Change in Control. If the Company terminates Executive's employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive's death at any time (other than in connection with a Change in Control under Section 4(b) of the Agreement), then, subject to Section 5, Executive will receive the following severance benefits from the Company:

i.
Accrued Compensation. The Company will pay Executive all accrued but unpaid expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

ii.
Severance Payments. Executive will receive severance in an amount equal to twenty- four (24) months of Executive's base salary as in effect immediately prior to the date of Executive's termination of employment, less all required tax withholdings and other applicable deductions, payable in equal installments over the Restricted Period in accordance with Section 4(e). Notwithstanding the foregoing, the Company in its sole and absolute discretion may accelerate any installment payment or portion thereof to be paid on any date prior to the date the installment payment would otherwise be paid, subject to the limitations of Section 5(h).

iii.	Termination Short-Term Bonus Payment. Executive shall be entitled to an annual bonus for the year of termination determined in accordance with the following:

A.
In the event Executive is a Covered Employee for the year of his or her termination of employment or, as determined in the sole discretion of the Company, would have been a Covered Employee for such year if he or she had continued employment until the end of the year, then to the extent necessary to ensure the deductibility of compensation otherwise payable to Executive under the Company’s annual short term incentive plan, Executive shall receive a lump sum severance payment equal to the lesser of (x) two and one-half (2.5) times the Executive’s target annual short-term incentive plan bonus or (y) two (2) times the average of the three most recent actual annual bonus awards paid (or payable) to Executive by the Company (or, the average actual annual bonus payouts for such lesser number of completed performance years for which Executive was eligible to receive an annual bonus).

B.
For any year in which the preceding paragraph A. does not apply, in lieu of the amount otherwise payable to Executive under paragraph A, Executive shall receive a payment equal to two (2) times Executive's target annual short-term incentive plan bonus as in effect for the fiscal year in which Executive's termination occurs (or the target annual short-term incentive plan bonus that is in effect for the previous year if the target bonus for the current year is not ratified/approved by the compensation committee of the Board of Directors as of Executive’s termination of employment).

C.	Such amount shall be paid following Executive’s termination of employment, but in no event later than March 15th of the year following the year of Executive’s termination of employment.

iv.
Continued Employee Benefits. If the Company’s severance plan of general applicability as in effect on Executive’s date of termination provides for continued payment by the Company of all or a portion of the cost of the premiums for continuation coverage under the Company’s health care plan pursuant to Section 4980B of the Code (“COBRA Coverage”) and if Executive timely and properly elects such coverage, then the Company shall pay on Executive’s behalf the difference between the monthly COBRA Coverage premium that would otherwise be paid by Executive for himself or herself and his or her dependents and the monthly premium amount paid by similarly situated active executives for the same coverage. Such payments shall be paid directly to the COBRA Coverage administrator (if any) and shall be treated as a taxable benefit to Executive. Executive shall be eligible to receive such reimbursements until the earliest of: (i) the twelve-month anniversary of Executive’s termination of employment; (ii) the date Executive is no longer eligible to receive COBRA Coverage; and (iii) the date on which Executive otherwise becomes eligible to receive substantially similar coverage from another employer. The Company reserves the right to modify or terminate the COBRA Coverage benefit provided hereunder to the extent necessary to comply with applicable law.

v.
During the one‑year period following the date of termination, Executive shall be entitled to full executive outplacement assistance with an agency selected by the Company with the fee paid by the Company in an amount not to exceed five percent (5%) of Executive’s base salary (“Outplacement Assistance”).

vi.
Any other benefits (other than benefits under any severance or termination pay plan of the Company or any Affiliated Company) that are otherwise required to be provided to Executive or to which Executive is otherwise eligible to receive through the date of termination under the terms of the applicable Company plan shall be provided to Executive consistent with the terms of the applicable Company plan (the “Other Benefits”).

b)
Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control. If, immediately prior to a Change in Control (as determined in the sole discretion of the Company) or during the one year period that commences upon a Change in Control, (x) the Company terminates Executive's employment with the Company for a reason other than Cause, Executive becoming Disabled or Executive's death, or (y) Executive resigns from such employment for Good Reason, then, subject to Section 5, Executive will receive the following severance benefits from the Company in lieu of the benefits described in Section 4(a) above:

i.
Accrued Compensation. The Company will pay Executive all accrued but unpaid expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.

ii.
Severance Payments. Executive will receive severance in an amount equal to twenty-four (24) months of Executive's base salary as in effect immediately prior to the date of Executive's termination of employment, less all required tax withholdings and other applicable deductions, payable in equal installments over twenty four months in accordance with Section 4(e). Notwithstanding the foregoing, the Company or its successor in its sole and absolute discretion may accelerate any installment payment or portion thereof to be paid on any date prior to the date the installment payment would otherwise be paid, subject to the limitations of Section 5(h).

iii.
Short-Term Bonus Payment. Executive will receive a lump sum severance payment equal to two (2) times Executive's full target annual short-term incentive plan bonus as in effect for the fiscal year in which Executive's termination occurs (or, if greater, as in effect for the fiscal year in which the Change in Control occurs), less all required tax withholdings and other applicable deductions. Such amount shall be paid following Executive’s termination of employment, but in no event later than March 15th of the year following the year of Executive’s termination of employment.

iv.	Continued Employee Benefits. Cobra Coverage as set forth in Section 4(a)(iv) of this Agreement.

v.	Outplacement Assistance as set forth in Section 4(a)(v) of this Agreement.

vi.	Other Benefits (other than benefits under any severance or termination pay plan of the Company or any Affiliated Company) as set forth in Section 4(a)(vi) of this Agreement.

c)
Disability; Death. If Executive's employment with the Company is terminated due to Executive becoming Disabled or Executive's death, then Executive or Executive's estate (as the case may be) will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).

d)
Voluntary Resignation. Termination for Cause. If Executive voluntarily terminates Executive's employment with the Company (other than for Good Reason in connection with a Change in Control under Section 4(b) of the Agreement) or if the Company terminates Executive's employment with the Company for Cause, then Executive will (i) receive his or her earned but unpaid base salary through the date of termination of employment, (ii) receive all accrued expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements, and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA).

e)
Timing of Payments. Subject to any specific timing provisions in Section 4(a), 4(b), 4(c), 5(a) or 5(h) as applicable, payment of severance under this Section 4 shall be made or commence to be made as soon as practicable following Executive's termination of employment in equal installments (no less frequently than monthly) in accordance with the Company’s general policies and procedures for the payment of salaries to its executive officers.

f)
Exclusive Remedy. In the event of a termination of Executive's employment with the Company, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of employment, including, without limitation, any severance payments and/or benefits provided under the Severance Plan, other than those benefits expressly set forth in this Section 4 or pursuant to written equity award agreements with the Company.

5.	Conditions to Receipt of Severance.

a)
Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company substantially in the form attached hereto as Exhibit A (the “Release”), which must become effective no later than the sixtieth (60th) day following Executive's termination of employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive's termination of employment occurs, then any severance payments or benefits under this Agreement that are not exempt from Section 409A will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 4, (ii) the date the Release becomes effective, or (iii) Section 5(h)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive's termination of employment.

b)
Confidentiality, Non-Solicitation, Non-Competition and Non-Disparagement. Executive agrees, to the extent permitted by applicable law, and as a condition to receipt of severance pay and benefits under Sections 4(a) and 4(b), Executive shall not:

i.	violate the restrictive covenants set forth in Sections 5(c), 5(d), 5(e), 5(f) or 5(g) of this Agreement; or

ii.
engage in any conduct that is materially injurious to the reputation and interest of the Company or any Affiliated Company, including but not limited to, disparaging, inducing or encouraging others to disparage the Company or any Affiliated Company.

Executive acknowledges that: (1) the various covenants, restrictions, and obligations set forth in this § 5 are separate and independent obligations, and may be enforced separately or in any combination; (2) the provisions of this § 5 are fundamental and essential for the protection of the Company’s and the Affiliated Companies’ legitimate business and proprietary interests, and the Affiliated Companies (other than the Company) are intended third-party beneficiaries of such provisions; (3) such provisions are reasonable and appropriate in all respects and impose no undue hardship on Executive; and (4) in the event of any violation by Executive of any of such provisions, the Company and, if applicable, the Affiliated Companies, will suffer irreparable harm and their remedies at law may be inadequate. In the event of any violation or attempted violation of any provision of this § 5 by Executive, the Company and the Affiliated Companies, or any of them, as the case may be, shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies that may then be available to them, including, without limitation, money damages and all severance pay and other benefits to which Executive may otherwise be entitled pursuant to Section 4(a) or 4(b) shall cease immediately. If any of the covenants set forth in this § 5 is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining such covenants shall not be affected thereby.

c)
Confidential Information. Executive shall not, directly or indirectly, at any time (whether during Executive’s employment or thereafter), disclose any Confidential Information (as defined below) to any person, association or other entity (other than the Affiliated Companies, as defined below), or use, or authorize or assist any person, association or other entity (other than the Affiliated Companies) to use, any Confidential Information, excepting only disclosures required by applicable law; provided that if Executive believes that disclosure of Confidential Information is required by applicable law, Executive shall promptly (and in any event prior to such disclosure) give the Company notice of such proposed disclosure and cooperate with the Company in all ways reasonably requested by it in its efforts to obtain a protective order or otherwise limit the scope of such disclosure to the extent the Company deems necessary or appropriate. Upon termination of his or her employment with the Company (for any reason), Executive shall promptly deliver to the Company all documents and other materials containing any Confidential Information which are in his possession or under his control.

d)
Non-competition. During the term of Executive’s employment and during the first six-months of the Restricted Period (as defined below), other than following a termination by the Company for Cause (as defined below) in which case this § 5(d) shall be inapplicable, Executive shall not directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company), enter into, engage in, or promote or assist (financially or otherwise), directly or indirectly, any business which provides any commercial banking, savings banking, mortgage lending, or any similar lending or banking services (the “Restricted Services”) anywhere in the geographic area consisting of the states of the United States in which any of the Affiliated Companies operate banking offices at any time during the term of Executive’s employment (the “Restricted Territory”). Notwithstanding the foregoing, ownership, for personal investment purposes only, of 1% or less of the outstanding capital stock of a publicly traded corporation shall not constitute a violation hereof.

e)
Non-solicitation of Clients. During the term of Executive’s employment and during the Restricted Period, Executive shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor or agent of any person (other than for the Company):

i.	Solicit (as defined below) any person or entity located in the Restricted Territory for the provision of any Restricted Services;

ii.
Solicit or attempt in any manner to persuade any client or customer of any Affiliated Company to cease to do business, to refrain from doing business or to reduce the amount of business which any client or customer has customarily done or contemplates doing with any of the Affiliated Companies; or

iii.	interfere with or damage (or attempt to interfere with or damage) any relationship between an Affiliated Company and any client or customer.

f)
Non-solicitation of Employees; No Hire. During the term of Executive’s employment and during the Restricted Period, Executive shall not, directly or indirectly, whether individually or as a shareholder or other owner, partner, member, director, officer, employee, independent contractor, creditor

g)	or agent of any person (other than for any Affiliated Company):

i.
Solicit any employee, officer, director, agent or independent contractor of any Affiliated Company to terminate his or her relationship with, or otherwise refrain from rendering services to, any Affiliated Company, or otherwise interfere or attempt to interfere in any way with any

Affiliated Company’s relationship with any of its employees, officers, directors, agents or independent contractors; or

ii.	employ or engage any person who, at any time within the two‑year period immediately preceding such employment or engagement, was an employee, officer or director of any Affiliated Company.

h)
Non-disparagement. Executive shall not, directly or indirectly, at any time (whether during Executive’s employment or thereafter), make any public statement (oral or written), or take any other action, that is disparaging to any Affiliated Company. The provisions of this § 5(g) shall not preclude Executive from making truthful statements to correct any false statements made by any Affiliated Company or any person acting on behalf thereof about Executive.

i)	Section 409A.

i.
General. It is intended that the benefits provided under this Agreement shall comply with the provisions of Section 409A or qualify for an exemption to Section 409A, and this Agreement shall be considered and interpreted in accordance with such intent. Any payments that qualify for the “short‑term deferral” exception under Section 409A shall be paid under that exception. Any remaining payments that qualify for another exception under Section 409A shall be paid under the applicable exception. Each payment provided under this Agreement shall be treated as a separate payment for purposes of applying the Section 409A deferral election rules and the “short-term deferral” exemption to Section 409A. Despite any contrary provision of this Agreement, any references to “termination of employment” (or any similar term) shall mean and refer to Executive’s “separation from service,” as that term is defined in Section 409A and Section 1.409A‑1(h) of the Treasury Regulations. In no event may Executive directly or indirectly designate the calendar year of any payment under this Agreement.

ii.
Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to Executive under this Agreement during the six‑month period following his or her separation from service (as determined in accordance with Section 409A) on account of his or her separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his or her separation from service (the “Delayed Payment Date”) together with interest at the short-term applicable federal rate with semiannual compounding under Code Section 1274(d) for the month prior to the month in which the separation from service occurs from the date such amount would have been paid but for this Section 5(h) to the day prior to actual payment date. If Executive dies during the Section 409A postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid (with interest as provided above) to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or thirty (30) days after the date of Executive’s death.

iii.
In-Kind Benefits and Reimbursements. Notwithstanding any other provision of this Agreement to the contrary, all (1) reimbursements and (2) in‑kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this

Agreement); (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

6.	Limitation on Payments.

i.
Anything in this Agreement to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject Executive to the excise tax under Code Section 4999, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Agreement Payments shall be so reduced only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Agreement Payments were so reduced. If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if the Agreement Payments were so reduced, Executive shall receive all Agreement Payments to which Executive is entitled hereunder.

ii.
If the Accounting Firm determines that the aggregate Agreement Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 6 shall be binding upon the Company and Executive and shall be made as soon as reasonably practicable and in no event later than thirty (30) days following the date of termination. For purposes of reducing the Agreement Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the payments and benefits under the following sections in the following order: (1) outplacement assistance; (2) the continued employee benefits; (3) the severance payment; and (4) the short-term bonus payment. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

iii.
As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement that should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Safe Harbor Amount hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive that the Accounting Firm believes has a high probability of success, determines that an Overpayment has been made, Executive shall promptly (and in no event later than sixty (60) days following the date on which the Overpayment is determined) pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the

Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes. If the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

iv.
To the extent requested by Executive, the Company shall cooperate with Executive in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by Executive (including without limitation Executive’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, including that set forth in Section 5 of this Agreement) before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the regulations under Section 280G of the Code in accordance with Q&A-5(a) of the regulations under Section 280G of the Code.

v.	The following terms shall have the following meanings for purposes of this Section 6:

“Accounting Firm” shall mean a nationally recognized certified public accounting firm that is selected by the Company for purposes of making the applicable determinations under Section 6 and is reasonably acceptable to Executive, which firm shall not, without Executive’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the change in control or ownership.
“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Code Sections 280G(b)(2)(A)(ii) and 280G(d)(4)) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant tax year(s).
“Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of Code Section 280G of the portion of such Payment that constitutes a “parachute payment” under Code Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Code Section 4999 will apply to such Payment.
“Payment” means any payment or distribution in the nature of compensation (within the meaning of Code Section 280G(b)(2)) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise.
“Safe Harbor Amount” means (A) 3.0 times Executive’s “base amount,” within the meaning of Code Section 280G(b)(3), minus (B) $1.00.

7.	Defined Terms. For purposes of this Agreement, the following terms shall have the meaning set forth below:

a)
“Affiliated Companies” shall mean the Company, all of its direct or indirect subsidiaries, and any other entities controlled by, controlling, or under common control with the Company, including any successors thereof, except that, following the consummation of a Change in Control, for purposes of Sections 5(d) and 5(e), Affiliated Companies shall be limited to the Company and its subsidiaries as of immediately prior to the consummation of such Change in Control.

b)	“Cause” shall mean, as determined in the sole discretion of the Company, any one or more of the following:

i.
(I) an indictment of Executive, or plea of guilty or plea of nolo contendere by Executive, to a charge of an act constituting a felony under the federal laws of the United States, the laws of any state, or any other applicable law, (II) fraud, embezzlement, or misappropriation of assets, (III) willful misfeasance or dishonesty, or (IV) other actions or criminal conduct which materially and adversely affects the business (including business reputation) or financial condition of the Company;

ii.
the continued failure of Executive to (I) perform substantially Executive’s duties with the Company (other than any such failures resulting from incapacity due to physical or mental illness), (II) observe all material obligations and conditions to be performed and observed by Executive under this Agreement, or (III) perform his or her duties in accordance, in all material respects, with the policies and directions established from time to time by the Chief Executive Officer, the Board or a duly authorized Board committee (any such failure, a (“Performance Failure”), and to correct such Performance Failure within not more than fifteen (15) days following written notice from the Chief Executive Officer or the Board delivered to Executive, which notice specifically identifies the manner in which the Chief Executive Officer or the Board believes that Executive has not substantially performed; or

iii.	having corrected (or the Company having waived the correction of) a Performance Failure, the occurrence of any subsequent Performance Failure (whether of the same or different type or nature).

c)	“Change in Control” has the meaning given such term in the Company’s 2012 Stock Plan (or a successor plan thereto) as in effect on the Effective Date.

d)	“Code” means the Internal Revenue Code of 1986, as amended.

e)
“Confidential Information” shall mean all trade secrets, proprietary data, and other confidential information of or relating to any Affiliated Company, including without limitation financial information, information relating to business operations, services, promotional practices, and relationships with customers, suppliers, employees, independent contractors, or other parties, and any information which any Affiliated Company is obligated to treat as confidential pursuant to any course of dealing or any agreement to which it is a party or otherwise bound, provided that Confidential Information shall not include information that is or becomes available to the general public and did not become so available through any breach of this Agreement by Executive or Executive’s breach of a duty owed to the Company.

f)	“Covered Employee” shall have the meaning provided in Code Section 162(m)(3) and related guidance.

g)
“Disability” or “Disabled” means, as determined in the sole discretion of the Company, that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than one (1) year.

h)
“Good Reason” means Executive's termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence, without Executive's consent, of one or more of the following:

i.
A material reduction in Executive's base compensation (except where there is a reduction applicable to all similarly situated executive officers generally); provided, that a reduction of less than ten percent (10%) will not be considered a material reduction in base compensation; or

ii.	A material breach by the Company of a material provision of this Agreement.

Executive will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice during which such condition must not have been cured.

i)
“Restricted Period” shall mean the twenty-four (24) month period following Executive’s termination of employment with the Company or any Affiliated Company (whether pursuant to this Agreement or otherwise) for any reason.

j)	“Section 409A” means Code Section 409A, and the final regulations and any guidance promulgated thereunder or any state law equivalent.

k)
“Solicit” shall mean any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action; provided, however, that the term “Solicit” shall not include general advertisements by an entity with which Executive is associated or other communications in any media not targeted specifically at any specific individual described in § 5(e) or 5(f).

8.	Successors.

a)
The Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this Section 8(a) or which becomes bound by the terms of this Agreement by operation of law.

b)
Executive's Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.    Arbitration.

a)
Arbitration. Subject to the right of the Company and the Affiliated Companies to exercise the remedies described in § 5 of this Agreement or the right of Executive to challenge, defend or contest same in any court having jurisdiction, the Parties agree that any and all controversies, claims, or disputes between Executive and the Company or any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise arising out of, relating to, or resulting from Executive's employment with the Company or termination thereof, including any breach of this Agreement, will be subject to binding arbitration under the then applicable Commercial Arbitration Rules of the American Arbitration Association. Claims subject to arbitration include but are not limited to claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Ohio Employment Practices Law, the Ohio Whistleblower Protection Law, the Ohio Equal Pay Law, and the Ohio State Wage Payment and Work Hour Laws, claims for breach of contract (express or implied), claims for violation of public policy or wrongful termination, and any other statutory or common law claim.

b)
Procedure. In any such arbitration, the arbitrators shall consist of a panel of three arbitrators, which shall act by majority vote and which shall consist of one arbitrator selected by each party subject to the arbitration and a third arbitrator selected by the two arbitrators so selected, who shall be either a certified public accountant or an attorney at law licensed to practice in the State of Ohio and who shall act as chairman of the arbitration panel; provided that, if one party selects its arbitrator for the panel and the other party fails to so select its arbitrator within ten (10) business days after being requested by the first party to do so, then the sole arbitrator shall be the arbitrator selected by the first party. A decision in any such arbitration shall apply both to the particular question submitted and to all similar questions arising thereafter and shall be binding and conclusive upon both parties and shall be enforceable in any court having jurisdiction over the party to be charged. Each party shall bear the cost of its own attorney’s fees. However, if any party prevails on a claim, which, according to applicable law, affords the prevailing party attorney’s fees, the arbitrator may award reasonable attorney’s fees to the prevailing party. All other costs and expenses of arbitration shall be borne by the Company. All rights and remedies of each party under this Agreement are cumulative and in addition to all other rights and remedies that may be available to that party from time to time, whether under any other agreement, at law or in equity. Any arbitration under this Agreement shall be conducted in Cincinnati, Ohio.

c)
Remedy. Except as otherwise provided by law or this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as otherwise provided by law or this Agreement, Executive and the Company hereby waive the right to seek remedies for any such disputes in court, including the right to a jury trial. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

d)
Administrative Relief. Executive is not prohibited from pursuing an administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers' Compensation Board. However, Executive may not pursue court action regarding any such claim, except as permitted by law.

10.
Voluntary Nature of Agreement. Executive acknowledges and agrees that Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive further acknowledges and agrees that Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it, including that EXECUTIVE IS WAIVING EXECUTIVE’S RIGHT TO A JURY TRIAL. Finally, Executive Agrees that Executive has been provided an opportunity to seek the advice of an attorney of the Executive’s choice before signing this Agreement.

11.	Notice.

a)
General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.

b)
Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 11(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice), subject to any applicable cure period. The failure by Executive or the Company to include in the notice any fact or circumstance which contributes to a showing of Good Reason or Cause, as applicable, will not waive any right of Executive or the Company, as applicable, hereunder or preclude Executive or the Company, as applicable, from asserting such fact or circumstance in enforcing his or her or its rights hereunder, as applicable.

12.	Miscellaneous Provisions.

a)
No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

b)
Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

c)	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

d)
Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior or contemporaneous representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any severance payments and/or benefits based on the termination of Executive's employment and Executive hereby agrees that he or she has no such rights except as stated herein. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.

e)
Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Ohio without giving effect to provisions governing the choice of law.

f)
Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

g)	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes, as determined in the Company's reasonable judgment.

h)	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

i)
Compliance with Applicable Law. The benefits paid and provided under this Agreement are subject to and conditioned upon compliance with applicable requirements of federal, state and local law and regulation, whether currently in effect or subsequently enacted, including without limitation, 12 U.S.C. Section 1828(k) and the regulations promulgated thereunder in 12 C.F.R. Part 359. Consistent with the foregoing, the Company shall have the right to defer, cancel or recoup any payment or refuse to provide any benefit under this Agreement in the event the Company determines in good faith, acting in its sole discretion, that making such payment or providing such benefit violates any applicable law or regulation. Further, benefits paid and provided under this Agreement may be subject to any claw back policy generally applicable to the executives of the Company as may be required by applicable law or as may be established by the Company in its sole discretion. To the extent determined necessary to comply with the Guidance on Sound Incentive Compensation Policies issued by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on June 21, 2010, as it may be implemented, modified and interpreted from time to time, the Executive and the Company mutually agree to amend the provisions of this Agreement and to cooperate in good faith with respect thereto.

IN WITNESS THEREOF, Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

EXECUTIVE		FIRST FINANCIAL BANCORP

By:	/s/ John M. Gavigan	By:	/s/ Alisa E. Poe

Name:	John M. Gavigan	Name:	Alisa E. Poe
Title:	Chief Financial Officer	Title:	Chief of Staff and Chief Talent Officer

Date:	March 13, 2015	Date:	March 13, 2015

RELEASE OF CLAIMS AGREEMENT
First Financial Bancorp., an Ohio corporation (the “Company”), and its subsidiaries and affiliates (collectively, with the Company, “FFB”) and________________, Executive’s heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as “Executive”), agree that:
1.    Last Day of Employment. Executive’s employment with FFB will end effective ________________ (the “Severance Date”). In no circumstance shall Executive sign this Release of Claims Agreement (this “Release”) prior to the Severance Date, and Executive must sign and return this Agreement no later than ________, which is the [fiftieth (50th)]1 day following the Severance Date. Executive will then have seven (7) days to revoke this Release following the date of signature. Assuming no revocation takes place, the Release will become effective no later than the sixtieth (60th) day following the Severance Date.

2.    General Release of All Claims.

a.For and in consideration of the payments and other benefits due to Executive pursuant to Section 4 of the Severance and Change in Control Agreement entered into as of _____________, 20__, by and between the Company and Executive (the “Agreement”), and for other good and valuable consideration, Executive knowingly and voluntarily releases and forever discharges FFB, any and all of its parent corporations, affiliates, subsidiaries, divisions, predecessors, insurers, successors and assigns, and their current and former Executives, attorneys, officers, directors and agents thereof, both individually and in their business capacities, and their Executive benefit plans and programs and their administrators and fiduciaries (collectively referred to throughout the remainder of this Agreement as “Releasees”), of and from any and all claims, known and unknown, asserted or unasserted, which Executive has or may have against Releasees as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:

▪	Title VII of the Civil Rights Act of 1964;

▪	Sections 1981 through 1988 of Title 42 of the United States Code;

▪	The Executive Retirement Income Security Act of 1974 (except for any vested benefits under any tax-qualified benefit plan);

▪	The Immigration Reform and Control Act;

▪	The Americans with Disabilities Act of 1990, as amended;

▪	The Age Discrimination in Employment Act of 1967;

▪	The Worker Adjustment and Retraining Notification Act;

▪	The Fair Credit Reporting Act;

▪	The Family and Medical Leave Act;

______________________________________
1 Please insert the appropriate number of days to sign the release.

▪	The Equal Pay Act;

▪	The Indiana Age Discrimination Act - Ind. Code §22-9-2-1 et seq.;

▪	The Indiana Civil Rights Law - Ind. Code §22-9-1-1 et seq.;

▪	The Indiana Equal Pay Act - Ind. Code §22-2-2-1 et seq.;

▪	The Indiana Handicap Discrimination Law - Ind. Code §22-9-5-1 et seq.;

▪	The Indiana Discrimination Against Disabled Persons Act - Ind. Code §910 3-1-1 et seq.;

▪	The Indiana State Wage Payment and Work Hour Laws;

▪	The Indiana Occupational Safety and Health Act - Ind. Code §22-8-1-1 et seq.;

▪	The Indiana AIDS Testing Law - Ind. Code §16-41-6-1 and §16-41-8-1 et seq.;

▪	The Indiana Smoker’s Rights Law - Ind. Code §22-5-4-1 et seq.;

▪	The Indiana Whistleblower Protections - Ind. Code Ann. §4-15-10 et seq.;

▪	Any other federal, state or local law, rule, regulation, or ordinance

▪	Any public policy, contract, tort, or common law; or

▪	Any basis for recovering costs, fees, or other expenses including attorneys' fees incurred in these matters.

a.If any claim is not subject to release, to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multiparty action or proceeding based on such a claim in which FFB or any other Releasee identified in this Agreement is a party.

b.FFB and Executive acknowledge that this Release does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. To the extent permitted by law, Executive agrees that if an administrative claim is made to, or other proceedings initiated with, a federal, state or local governmental agency, Executive shall not be entitled to recover any individual monetary relief, remuneration, damages, compensation or other individual remedies of any type whatsoever from Releasees.

c.Notwithstanding anything else herein to the contrary, the release contained herein shall not affect, and Executive does not waive: (i) rights to indemnification Executive may have under (A) applicable law, (B) any other agreement between Executive and any Releasee and (C) as an insured under any director’s and officer’s liability insurance policy now or previously in force; (ii) any right Executive may have to obtain contribution in the event of the entry of judgment against Executive as a result of any act or failure to act for which both Executive and FFB are jointly responsible; (iii) Executive’s rights to vested benefits and payments under any equity incentive plan or award agreement or under any retirement plan, welfare benefit plan or deferred compensation plan, all of which shall remain in effect in accordance with the terms and provisions of such plan or agreement; (iv) Executive’s rights as a stockholder of the Company; or (v) any unsatisfied obligations under Section 4 of the Agreement.

3.    No Consideration Absent Execution of this Agreement. Executive understands and agrees that Executive would not receive the monies and/or benefits under Section 4 of the Agreement except for Executive’s execution of this Release and the fulfillment of the obligations and promises contained under Section 5 of the Agreement.

4.    Acknowledgments and Affirmations.

a.Executive affirms that Executive has complied with all laws and regulations applicable to FFB’s operations.

b.Executive affirms that Executive has not filed, caused to be filed, or presently is not a party to any claim against FFB.

c.Executive affirms that Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled.

d.Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.

e.Executive affirms that Executive has no known workplace injuries or occupational diseases.

f.Executive affirms that Executive has not divulged any of FFB’s Confidential Information (as defined in the Agreement) and will continue to maintain the confidentiality of such information consistent with statute or common law, FFB’s policies and/or Executive’s agreement(s) with FFB.

g.Executive affirms that he has not violated and will continue to comply with the non-competition, non-solicitation and non-disparagement covenants set forth in the Agreement.

h.Executive affirms that Executive has not been retaliated against for reporting any allegations of wrongdoing by FFB or its officers, including any allegations of corporate fraud.

i.Executive affirms that all of FFB’s decisions regarding Executive’s pay and benefits through the date of Executive’s Severance Date were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

j.Executive affirms that any stock options granted to Executive under any FFB option program that have not vested by Executive’s Severance Date shall be considered lapsed, and be forever unexercisable by Executive unless otherwise provided by the terms of the applicable plan document and/or related agreement for those options. At Executive’s Severance Date, any vested stock options will be treated in accordance with the terms of the applicable plan document and/or related agreement for those options.

k.Executive affirms that any restricted stock granted to Executive under any FFB restricted stock program that have not vested by Executive’s Severance Date shall be considered lapsed, and be forever forfeited by Executive unless otherwise provide by the terms of the applicable plan document and/or related agreement for those restricted shares. At Executive’s Severance Date, any vested restricted stock will be treated in accordance with the terms of the applicable plan document and related agreement for those restricted shares.

5.    Reimbursement of Expenses. FFB agrees to reimburse Executive in accordance with FFB policy for reasonable and ordinary expenses that Executive incurred in connection with the services that Executive rendered on behalf of FFB prior to Executive’s Severance Date. Executive agrees to file an expense report reflecting all such outstanding expenses no later than ten (10) calendar days following Executive’s Severance Date.
6.    Return of Property and Confidential Information.
a.Executive affirms that Executive has returned all of FFB’s property, documents, and/or any Confidential Information in Executive’s possession or control on or before Executive’s Severance Date, including but not limited to Executive’s FFB credit card(s), Executive’s FFB identification card, FFB branch or office keys, and all FFB files, books, documents and records (whether in paper or electronic form).

b.Executive acknowledges and agrees that Executive is in possession of all of Executive’s property that Executive had at FFB’s premises and that FFB is not in possession of any of Executive’s property.

7.     Cooperation. Executive agrees to fully cooperate in and assist with any litigation or federal, state or local governmental agency proceedings involving FFB for which Executive’s testimony or cooperation is requested by FFB.

8.    No Admission of Wrongdoing. The Parties agree that neither this Release nor the furnishing of the consideration for this Release shall be deemed or construed at any time for any purpose as an admission by Releasees of wrongdoing or evidence of any liability or unlawful conduct of any kind.

9.    Amendment. This Agreement may not be modified, altered or changed except in writing and signed by both Parties wherein specific reference is made to this Agreement.

10.     Agreement Not Assignable. Neither this Release nor any right or interest hereunder shall be assignable by Executive or any beneficiary or legal representative of Executive without the prior written consent of an officer of FFB.

11.     Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Ohio without regard to its conflict of law provisions. Any controversy or claims arising out of or relating to this Release shall settled by binding arbitration in accordance with Section 9 of the Agreement.

12.    Severability. Should any provision of this Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Release in full force and effect.

13.    Section 409A. Benefits provided under this release are intended to be exempt from or comply with Section 409A of the Internal Revenue Code. To that end, the benefits provided hereunder shall be provided and administered subject to Section 5(h) of the Agreement.

14.    Remedies. All disagreements and controversies arising with respect to this Release, or with respect to its application to circumstances not clearly set forth in this Release, shall be settled by binding arbitration pursuant to the provisions contained in Section 9 of the Agreement.

EXECUTIVE IS ADVISED THAT EXECUTIVE HAS [UP TO TWENTY-ONE (21) CALENDAR DAYS]2 TO CONSIDER THIS RELEASE. EXECUTIVE ALSO IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTIVE’S SIGNING OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE MAY REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) CALENDAR DAYS FOLLOWING THE DAY EXECUTIVE SIGNS THIS RELEASE. ANY REVOCATION WITHIN THIS PERIOD MUST BE SUBMITTED, IN WRITING, TO ____________ [IDENTIFY COMPANY REPRESENTATIVE] AND STATE, “I HEREBY REVOKE MY ACCEPTANCE OF OUR RELEASE.” THE REVOCATION MUST BE PERSONALLY DELIVERED TO _________________ [IDENTIFY COMPANY REPRESENTATIVE] OR HIS/HER DESIGNEE, OR MAILED TO ____________________ [IDENTIFY COMPANY REPRESENTATIVE] AND BE POSTMARKED WITHIN SEVEN (7) CALENDAR DAYS AFTER EXECUTIVE SIGNS THIS RELEASE.

EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL UP-TO-TWENTY-ONE (21) CALENDAR-DAY CONSIDERATION PERIOD.

EXECUTIVE AGREES THAT THE RELEASE WILL BECOME EFFECTIVE NO LATER THAN THE SIXTIETH (60TH) DAY FOLLOWING THE SEVERANCE DATE IF EXECUTIVE EXECUTES THE RELEASE AND DOES NOT REVOKE IT.

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST RELEASEES.

______________________________________
2 Please add appropriate number days under the circumstances.

The parties knowingly and voluntarily sign this Release of Claims Agreement as of the date(s) set forth below:

EXECUTIVE	FIRST FINANCIAL BANCORP

By:	By:

Date:	Date: